Exhibit (h)(10)(g)

SHAREHOLDER INFORMATION AGREEMENT

THIS SHAREHOLDER INFORMATION AGREEMENT entered into as June 22, 2012 by and between Federated Securities Corp., (“FSC”) a Pennsylvania Corporation, and Modern Woodmen of America (the “Society”), a fraternal benefit society domiciled in the state of Illinois.

WHEREAS, the Society has entered into a fund participation agreement(s) with FSC to make certain mutual funds available to variable annuity Certificates (the “Certificates”) serviced by Society;

WHEREAS, the Funds have adopted policies and procedures to protect the Funds and their respective shareholders from potentially harmful frequent trading;

WHEREAS, such policies and procedures include reserving the right to reject certain transactions initiated by Certificate owners;

WHEREAS, this Agreement is being entered into to assist the Funds in meeting their goal of restricting potentially harmful frequent trading within the Funds;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              Definitions. The term “Good Cause” means an instance where a Fund, in its reasonable discretion, believes that trading activity in an account is inconsistent with Fund policies, thereby requiring additional Shareholder information to investigate compliance with Fund policies.

The term “Fund” shall mean each series of the Federated Insurance Series in which the separate accounts of the Society invest and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of1940.(1)

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Society on behalf of its separate accounts.

The term “Shareholder” means the holder of interests in a Certificate issued by the Society, or a participant in an employee benefit plan with a beneficial interest in a Certificate.

(1) As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Certificate to a Fund, but does not include transactions that are executed: (i) pursuant to a Certificate death benefit; (ii) step-up in Certificate value pursuant to a Certificate death benefit; (iii) allocation of assets to a Fund through a Certificate as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction or employer matching contributions, or planned premium payments to the Certificate; (iv) prearranged transfers at the conclusion of a required free look period; or (v) automatically pursuant to a contractual or systematic program such as a transfer of assets to a Fund as a result of “dollar cost averaging” programs, interest sweep programs, Fund approved asset allocation programs, or automatic rebalancing programs. FSC acknowledges and agrees that it, as agent for the Fund, has reviewed and approved the Insurer’s “dollar cost averaging,” interest sweep, asset allocation and automatic rebalancing programs in effect as of the date hereof.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Certificate out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Certificate out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs; (ii) as a result of any deduction of charges or fees under a Certificate; (iii) within a Certificate out of a Fund as a result of scheduled withdrawals or surrenders from a Certificate; (iv) as a result of payment of a death benefit from a Certificate; (v) automatic allocation of assets from a Fund as a result of Fund approved “dollar cost averaging” programs, asset allocation programs or automatic rebalancing programs; or (vi) as a result of loans. FSC acknowledges and agrees that it, as agent for the Fund, has reviewed and approved the Insurer’s “dollar cost averaging,” asset allocation and automatic rebalancing programs in effect as of the date hereof.

The term “written” includes electronic writings and facsimile transmissions.

2.              Agreement to Provide Information. The Society agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Certificate owner number or participant account number associated with the Shareholder, if known, of any or all current or prior Shareholder(s) of the Fund, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account for Shareholder maintained by the Society during the period covered by the request. Unless otherwise specifically requested by the Fund for Good Cause, the Society shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

3.              Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, provided that the Fund shall pay the actual, reasonable, out-of-pocket expenses of the Society in complying with requests for information regarding transactions that occurred more than 180 days prior to the date of such request.

4.              Timing of Requests.  Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund has Good Cause that a more frequent request is necessary to enforce the Fund’s restrictions on market timing and similar abusive transactions.

5.              Form and Timing of Response. (a) The Society agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in paragraph 2 hereof. If requested by the Fund or its designee, the Society agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 2 hereof is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in paragraph 2 hereof for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Society additionally agrees to inform the Fund whether it plans to perform (i) or (ii); (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Society; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

6.              Limitations on Use of Information. The Fund agrees not to use the information provided pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.  The Fund further agrees to protect the information provided pursuant to this Agreement, whether provided to the Fund or its designee, with at least the same degree of care that is used to protect its own confidential and personally identifiable information, but in no event less than is required for compliance with all applicable laws.

7.              Breach of Security. The Fund has established and maintains procedures for the notification of affected persons in the event of a breach of security involving confidential information. The Fund agrees to notify the Society promptly following the discovery or notification of any material breach of security involving information provided to the Fund or its designee by the Society pursuant to this Agreement if required by and in accordance with applicable law and/or the Fund’s policies in effect from time to time. In the event of a breach of security, FSC shall cooperate with the Society to contain, mitigate and manage such breach.

8.              Agreement to Restrict Trading. The Society agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Society’s separate account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise specified by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases that are effected directly or indirectly through the Society. In no event shall such restrictions or prohibitions prohibit redemptions from the Fund. Instructions must be received by the Society at the following address, or such other address that the Society may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Shea Doyle Counsel
Modern Woodmen of America
1701 1st Avenue
Rock Island, IL 61201
(309)786-1701(fax)

9.              Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Certificate owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Certificate owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Society, Fund agrees to provide to the Society, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Certificate holder that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

10.       Timing of Response. The Society agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Society.

11.       Confirmation by Society. The Society must provide written confirmation to the Fund that instructions have been executed. The Society agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

12.       Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, neither the Society nor the Fund shall be liable for any delay (not to exceed fifteen (15) business days) in performance or non-performance, in whole or in part, resulting from such party’s failure or inability to perform under the Agreement because of acts of God, acts of governmental or military authority, national emergencies, insurrection, war, riots, equipment failure or damage beyond its reasonable control, or other causes beyond its reasonable control. This paragraph 12 shall not excuse any party from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data which each party to the Agreement is responsible for maintaining.

13.       Monitoring Requirement. The Society has active, formal policies and procedures aimed at deterring market timing and frequent trading activity. Such policies and procedures provide for the Society’s ongoing review of Shareholder account activity and prescribe effective actions to deter or detect and stop such disruptive activities. However, nothing herein, nor any action by the Society, shall be construed as, or infer that the Society has, undertaken any duty or obligation, whether express or implied, at law or equity, to separately monitor for and detect such disruptive activities under the Fund’s policies and/or procedures.

14.       Construction of the Agreement - Fund Participation Agreements.  The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the separate accounts of the Society in connection with the Certificates. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

15.       Termination. This Agreement will terminate upon the termination of the Fund Participation Agreement(s).

16.       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

17.       Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of the Agreement delivered by facsimile or by emailing a copy in .pdf format shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

18.       Performance by FSC. FSC shall cause the Fund and any designee receiving information pursuant to the terms of this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

FEDERATED SECURITIES CORP.		MODERN WOODMEN OF AMERICA

By:	/s/ Thomas E. Territ	By:	/s/ W. Kenny Massey

Name:	Thomas E. Territ	Name:	W. Kenny Massey

Title:	President	Title:	President